EXHIBIT 10.3

FNBH Bancorp, Inc.
Corporate Governance Guidelines

Composition of the Board of Directors; Director Qualifications

Our Board of Directors and management are committed to a Board made up of individuals who by occupation, background and experience are in a position to make a positive contribution to the Company and its shareholders. The Company's Articles of Incorporation provide that the Board shall consist of 11 members. The Nominating and Corporate Governance Committee (the “Governance Committee”) periodically reviews the size of the Board in light of the needs of the Company and the demands on individual directors. Any change in the number of directors must be approved by at least two-thirds of the directors.

A majority of the members of the Board must be "independent directors," as that term is defined in the listing requirements of NASDAQ. Each year, the Board will affirmatively determine the independence of those members who qualify as an "independent director."

The Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board. This assessment includes considerations of skills, experience, commitment to the Company, degree of participation and diversity. Moreover, in considering the selection and nomination of individuals to serve on the Board of Directors, the Governance Committee must take into consideration the following factors and determine whether that individual:

▪	possesses the highest level of personal and professional integrity;
▪	is capable of evaluating business issues and making practical and mature judgments;
▪	is willing and able to devote sufficient time to carry out the duties and responsibilities of a member of the Board;
▪	has the skills and personality to work with other members of the Board in a collegial and effective manner;
▪	has held senior-level policy-making positions in business, government, finance, or other areas relevant to the business of the Company;
▪	will consistently and appropriately take into account and balance the interests of all of the shareholders, rather than advancing the interests of a particular constituency;
▪	is free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a member of the Board; and
▪	owns, or has the reasonable likelihood and financial resources to own, the requisite number of shares of common stock of the Company to satisfy the Company's stock ownership guidelines applicable to directors, and, at the time of appointment or election to the Board of Directors, owns at least 1,000 shares of the Company's common stock.

Exhibit 10.3 - Page 1

The Governance Committee reviews the suitability of each director who would be a candidate for election. Nominees for directors are recommended to the Board by the Governance Committee. Also, the Company's Bylaws set forth the procedures for shareholders to make director nominations.

The business of the Company is unique and the Board believes that term limits have the disadvantage of arbitrarily precluding the contribution of directors who have developed insight and expertise while on our Board. Accordingly, continual service as a director is predicated on each member's performance and qualifications. That evaluation is based upon the evaluation review process described below.

A director is required to submit his or her resignation at the end of the calendar year following the date when he or she reaches age 70. Any retired director will be eligible for appointment as a director emeritus. Except for those persons appointed as director emeritus as of the date of adoption of these Guidelines, such an appointment would be honorary only, and such individuals would not be expected to attend Board meetings and shall not receive compensation for that honorary appointment.

Members of the Board have agreed that they will submit their resignation as a director upon a change in his or her employment and/or service responsibility that was held at the time he or she was last elected to the Board. Whether the individual's resignation will be accepted by the Board will be determined by the Board, upon the recommendation of the Nominating and Corporate Governance Committee.

Director Responsibilities

The basic responsibility of each director is to exercise his or her business judgment in good faith and to act in what he or she reasonably believes to be in the best interests of the Company and its shareholders. In discharging that obligation, directors are entitled to rely on the input, advice, and counsel of fellow directors, as well as senior executives and outside advisors and auditors. In general, the Board of Directors is responsible for supervising and directing senior management of the Company in the interest and for the benefit of the Company's shareholders.

Directors are expected to attend at least 75% of meetings of the Board and Committees on which they serve, to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting will be distributed in writing to the directors well before the meeting, and directors are expected to review these materials in advance of the meeting.

Conduct of Meetings

The Board has a policy to separate the offices of Chairman and the Chief Executive Officer. The Board believes that the separation of these offices is in the best interests of the Company and its shareholders and consistent with the Company’s governance principles.

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The Chairman, in consultation with the other members of the Board, determines the timing and duration of the meetings of the Board. The Board expects that at least eight regular meetings at appropriate intervals on an annual basis are, in general, desirable for the performance of the Board's responsibilities. In addition to regularly scheduled meetings, unscheduled Board meetings may be called upon appropriate notice at any time to address specific needs of the Company, or Board action may be taken by unanimous written consent.

The Chairman, in consultation with the Chief Executive Officer, will establish the agenda for each Board meeting and preside at all meetings. Each director is free to suggest the inclusion of items on the agenda and should advise the Chairman of such. Each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. Each director is required to keep the contents of Board and committee meetings confidential. If the Chairman is to be absent at a Board meeting, he or she shall appoint another director to chair the meeting in his or her absence.

The directors will meet periodically in executive session (without the presence of the Chief Executive Officer or any other member of the Company’s senior management). The Chair of the Governance Committee will preside at these meetings when the Chairman of the Board is not present. Director suggestions for agenda items for an executive session should be submitted in advance to the Chairman.

Board Committees

The Board will have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each member of these committees is required to be independent under applicable rules of the Nasdaq Stock Market. Also, each member of the Audit Committee must meet the independence standards imposed by the Sarbanes-Oxley Act of 2002.

The Board may have additional standing and temporary committees as deemed appropriate by the Board. The Board presently has no other standing or temporary committees. Committee members will be appointed on the basis of the responsibilities of the various committees and the skills, background and experience of individual directors. Committee assignments will be recommended to the Board by the Governance Committee.

Each committee will have its own charter which will be reviewed and updated periodically. The charters will set forth the purposes, goals and responsibilities of the committees as well as any specific qualifications for committee membership. Any director who is not a member of a particular committee may attend any committee meeting with the concurrence of the Committee Chair or a majority of the members of the committee. Each committee is expected to have at least three members.

The Chair of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in that committee’s charter. The Chair of each committee, in consultation with the appropriate members of the committee and management, will develop that committee’s agenda. Each committee will establish a schedule of agenda subjects to be discussed during the year (to the degree these can be foreseen). The schedule for each committee, including agenda items, will be furnished to all directors.

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The Board and each committee will have the power to hire at the Company’s expense independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

Periodic Performance Evaluation

The Governance Committee will conduct an evaluation of the Board’s performance at least once every three years based on criteria established by the Governance Committee to determine whether the Board is functioning effectively. Each committee will also conduct a periodic (at least once every three years) self-evaluation. The Governance Committee will receive comments from all directors and report at least once every three years to the Board with an assessment of the Board’s performance and will review and report on committee self-assessments. The assessments will focus on the Board’s and committee contributions to the Company and specifically focus on areas in which the Board or management believes that the Board or any committee could improve.

In addition, at least once every three years, in connection with an incumbent director's re-nomination, the Board will conduct a review and evaluation of each member of the Board for the purpose of assessing, among other attributes, that director's (a) participation and contribution at meetings, (b) attendance, (c) availability and willingness to advise and consult fellow directors and management, and (d) overall value as a member of the Board.

The Governance Committee has the responsibility for ensuring that the foregoing reviews and evaluations are completed. All such reviews and evaluations are strictly confidential and such information will not be available to the public.

Director Compensation

The form and amount of director compensation is determined by the Compensation Committee of the Board, in accordance with its Charter, and then recommended to the full Board. Under the Company's Seconded Amended and Restated Compensation Plan for Nonemployee Directors, director fees may be paid in the form of cash or shares of the Company's common stock. Currently, fees are payable only in shares of the Company's common stock.

Business Relationships with Directors

For the purpose of minimizing the risk of actual or perceived conflicts of interest, any monetary arrangement (other than director or employee compensation) between a director (including any member of a director's immediate family) and the Company or any of its affiliates or members of senior management or their affiliates for goods or services shall be subject to approval by the Board of Directors as a whole.

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Stock Ownership by Directors

It is the policy of the Board that all directors, consistent with their responsibilities to the shareholders of the Company as a whole, hold a significant equity interest in the Company. Accordingly, at the time of an individual's first appointment or election to the Board of Directors, that individual must own at least 1,000 shares of the Company's common stock. Moreover, any individuals elected to the Board after October 16, 2008, must own, or acquire within five years of first becoming a director, at least 7,500 shares of common stock of the Company. To the extent Board fees are paid in cash, a director is required to receive at least 50 percent of his or her Board fees in shares of the Company's common stock until such time as they acquire this share ownership level. Any individuals serving as a director as of October 16, 2008, must own or acquire at least 7,500 shares of the Company's common stock on or before December 31, 2008. Towards this objective, directors are encouraged to acquire shares of Company stock under the Company's Second Amended and Restated Compensation Plan, or any successor plan, and share units previously credited under that Plan shall be counted towards the achievement of this objective.

The Board recognizes that exceptions to this policy may be necessary or appropriate in individual cases, and may approve such exceptions from time to time as it deems appropriate in the interest of the Company's shareholders.

Senior Management Stock Ownership

Senior management and the Board of Directors believe that each executive officer of the Company should hold a meaningful equity interest in the Company. As such, the Board expects that each executive officer own or acquire a requisite number of shares of the Company's common stock either in the open market or through the Company's equity-based compensation plans. Due to changes in the market price of the Company's common stock, as well as the relative compensation levels of the Company's executive management, the Board will, from time to time, establish specific ownership guidelines. If and when established, those guidelines will be communicated to the Company's executive management personnel and shall be disclosed and discussed in the Company's annual proxy materials.

Director Orientation

All new directors must participate in an Orientation Program, which is expected to be conducted within three months of the time the new director joins the Board. This orientation will include presentations by senior management to familiarize new directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, these Corporate Governance Guidelines and Code of Ethics, its principal officers, and its independent auditors. All continuing directors will be invited to attend the Orientation Programs.

Members of the Board are encouraged to attend and participate in director training and continuing education programs. Provided that a director receives the prior approval of the Chairman of the Board or the Chairman of the Governance Committee to attend such a training or continuing education program, the cost of that program will be reimbursed by the Company.

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Board’s Interaction with Institutional Investors, the Press, Customers, and Other
Constituencies of the Company

The Board believes that management and others within the Company should speak for the Company. Individual directors may, on occasion, receive requests for comment from the press and investment analysts. It is expected that directors will do so only with the knowledge and prior approval of either the Chairman of the Board of Directors or the Company's Chief Executive Officer.

Periodic Review of these Guidelines

The operation of the Board is a dynamic and evolving process. Accordingly, these Guidelines will be reviewed periodically by the Governance Committee and any recommended revisions will be submitted to the full Board for approval.

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